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                                                                          Ex-2.4


                             GRAND ENTERPRISES, INC.
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

      Grand Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

      DOES HEREBY CERTIFY:

      1st: That by unanimous written consent of the Board of Directors of Grand Enterprises, Inc., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing approval by the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the FIRST and FOURTH articles thereof so that, as amended, said Articles shall read as set forth below:

            FIRST: The name of this corporation shall be: Manhattan Scientifics, Inc.

            FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

            (a) Common. 150,000,000 shares of Common Stock having a par value of $.001 per share;

            (b) Preferred. 1,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designations as determined by the Board of Directors of the Corporation.

            (c) Series A Preferred. 182,525 shares of Series A Preferred Stock ("Series A") having a par value of $.001 per share with the following rights, preferences and designations:

A.    Dividends

            (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when, as and if declared by the Board of Directors, cumulative semi-annual dividends, payable in cash or common stock of the Company, at its option, at the rate of ten percent

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      (10%) per share per annum based on the liquidation value of $10.00 per share, and no more, payable to holders of record, accruing, without interest thereon, from the initial date of issuance, and first payable in arrears, as soon as practicable after the end of each semi-annual period ending June 30th and December 31st, commencing June 30, 1998, and thereafter for each semi-annual period that any such shares shall be outstanding. Such dividends on Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any other outstanding shares of preferred stock or the common stock of this Corporation. Such dividends shall accrue on each share of Series A Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall (without interest thereon) be fully paid on, or declared and set apart for, such shares before any distribution shall be paid on, or declared and set apart for any other outstanding shares of preferred stock or common stock.

            (b) In the event the Corporation elects to pay accrued dividends on the Series A Preferred Stock in the form of its common stock rather than cash, such common stock shall be valued based upon the average closing price (averaged among market makers) for the five (5) trading days preceding the declaration of the dividend.

B.    Conversion

            (a) At any time the holders of the outstanding shares of Series A Preferred Stock may, at their option, convert all or part of the outstanding shares of the Series A Preferred Stock at the Conversion Rate set forth in subparagraph (b) below, provided that the holders shall give written notice by mail, postage prepaid, to the Corporation of such stock to be converted. Such notice shall state the Conversion Date, the number of shares of Series A Preferred Stock of such holders to be converted and the agreement of such holders to surrender to the Corporation on the Conversion Date at the Corporation's principal place of business or such other place designated by the Corporation such holder's conversion stock. If no Conversion Date is stated, such conversion Date shall be the date the notice is received by the Corporation. On or after the Conversion Date, each holder of shares of Series A Preferred Stock requesting conversion shall surrender the certificate evidencing such shares to the Corporation at the place designated by the Corporation and shall thereupon be entitled to received shares of common stock at the Conversion Rate.


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            (b) The Series A Preferred Stock shall be converted at the rate of fifty (50) shares of the Corporation's common stock for each share of Series A Preferred Stock. At the time of conversion all accumulated and unpaid dividends to the Conversion Date shall be paid in cash, or at the option of the Corporation, in additional shares of its Common Stock at fair market value as defined herein.

            (c) From and after the Conversion Date the holders of the shares of the Series A Preferred Stock so converted shall cease to have any rights as Series A Preferred stockholders of the Corporation.

            (d) There shall be no conversion of any shares of Preferred Stock of the Corporation where such action would be in violation of applicable law.

            (e) The shares of the Corporation's common stock issued in the conversion of Series A Preferred stock shall be restricted stock issued pursuant to an exemption from registration under the Securities Act of 1933. The recipient of said common stock shall make such representations as are required by the Corporation so as to qualify for said exemptions from registration.

            (f) The number of shares of common stock issuable upon conversion of the Series A Preferred Stock shall be adjusted to reflect an equivalent number of shares, as required, to reflect any stock split or similar recapitalization of the Corporation's outstanding common stock.

            (g) The Corporation shall reserve and shall have at all times available the shares of common stock issuable upon conversion of the Series A Preferred Stock.

C.    Redemption

            (a) At any time the corporation may, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series A Preferred Stock at the redemption price set forth in subparagraph (2) below, provided that the corporation shall give written notice by mail, postage prepaid, to the holders of the Series A Preferred Stock to be redeemed at least ninety (90) days prior to the date specified for redemption (the Redemption Date). Such notice shall be addressed to each such shareholder at the address of such holder appearing on the books of the corporation or given by such holder to the corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the corporation is located. Such notice shall state the Redemption Date, the Redemption Price (as hereinafter defined) and the number of shares of Series A Preferred Stock of such holders to be redeemed and shall call upon such holder to surrender to the corporation on the Redemption Date at the place designated in the notice such holder's redeemed stock. On or after the


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      Redemption Date, each holder of shares of Series A Preferred Stock called for redemption, unless previously converted to common stock of the Corporation prior to the Redemption Date, pursuant to the terms contained herein, shall surrender the certificate evidencing such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the corporation shall redeem a pro rata portion from each holder of Series A Preferred Stock according to the respective number of shares of Series A Preferred Stock held by such holder.

            (b) The Series A Preferred Stock may be redeemed at a cash price equal to Fifteen Dollars and no/100 Cents ($15.00) per share (the Redemption Price); provided, however, that payment of the Redemption Price shall be made from any funds of the corporation legally available therefor.

            (c) From and after the Redemption Date (unless default shall be made by the corporation in duly paying the Redemption Price in which case all the rights of the holders of such shares shall continue) the holders of the shares of the Series A Preferred Stock called for redemption shall cease to have any rights as stockholders of the corporation except the right to receive, without interest, the Redemption Price thereof upon surrender of certificates representing the shares of Series A Preferred Stock, and such shares shall not thereafter be transferred (except with the consent of the corporation) on the books of the corporation and shall not be deemed outstanding for any purpose whatsoever.

            (d) There shall be no redemption of any shares of Series A Preferred Stock of the corporation where such action would be in violation of applicable law.

D.    Preferences on Liquidation

            (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation available for distribution to the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the corporation's common stock, an amount equal to Ten Dollars and no/100 Cents ($10.00) per share. After setting apart or paying in full the preferential amounts due the holders of the Series A Preferred Stock, the remaining assets of the corporation available for distribution to stockholders, if any, shall be distributed exclusively to the holders of common stock, each such issued and outstanding share of common stock entitling the holder thereof to receive an equal proportion of said remaining assets. If upon liquidation, dissolution, or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be insufficient to pay


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      the holders of the Series A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of the Series A Preferred
      Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The merger or consolidation of the corporation into or with another corporation in which this corporation shall not survive and the shareholders of this corporation shall own less than 50 percent of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation as those terms as used in this paragraph.

            (b) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the corporation shall, within ten (10) days after the date the Board of Directors approves such action, or within twenty (20) days prior to any shareholders meeting called to approve such action, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

            The corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the corporation before the expiration of twenty (20) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such twenty-day or ten-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

            (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation which will involve the distribution of assets other than cash, the corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the holders of shares of common stock (it being understood that with respect to the valuation of securities, the corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the corporation's outstanding Series A Preferred Stock). The corporation shall, upon receipt of such appraiser's valuation, give prompt written


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      notice to each holder of shares of Series A Preferred Stock of the appraiser's valuation.

E.    Voting Rights

            Except as otherwise required by law or set forth herein, each holder of shares of Series A Preferred Stock will be entitled to the number of votes equal to the number of shares of common stock into which such holder's shares of Series A Preferred Stock could be converted at the time of the vote, will have voting rights equal to the voting rights of such number of shares of common stock voting together with the common stock as a single class on all matters submitted to the holders of common stock and shall be entitled to notice of any stockholders' meeting. Any fractional voting rights resulting from the above formula (after aggregating all shares of common stock into which shares of Series A Preferred Stock held by a single holder are converted) will be disregarded.

F.    Negative Covenants

            This corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

G.    Status

            In case any outstanding shares of Series A Preferred Stock shall be redeemed, the shares so redeemed shall be deemed to be permanently canceled and shall not resume the status of authorized but unissued shares of Series A Preferred Stock.

H.    Changes Affecting Series A

            So long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least eighty percent (80%) of the total number of shares of Series A Preferred Stock outstanding, voting separately as a class, (1) alter or change any of the powers, preferences, privileges, or rights of the Series A Preferred Stock; or (2) amend the provisions of this paragraph (H); or
      (3) create any new class or series of shares having preferences prior to or being on a parity with the Series A Preferred Stock as to


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      dividends or assets; or (4) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets (other than for the purposes of securing payment of any contract or obligation); or
      (5) merge or consolidate with or into any other corporation except into or with a wholly owned subsidiary.

      2nd: That thereafter, pursuant to resolution of its Board of Directors, a written approval by majority consent of the stockholders of said corporation was duly received in accordance with the General Corporation law of the State of Delaware, by which consent the necessary number of shares as required by statute were voted in favor of the amendment.

      3rd: That said amendment were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and the necessary number of shares as required by statute were voted in favor of the amendment.

      IN WITNESS WHEREOF, said Grand Enterprises, Inc., has caused this certificate to be signed by Lynn Dixon, its President and its Secretary - Treasurer, this day 8th of January, 1998.


                                             By: /s/ Lynn Dixon
                                                 -------------------------
                                                 Lynn Dixon, President and
                                                 Secretary - Treasurer